Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-190464) and related Prospectus of OXiGENE for the registration of up to 3,496,503 units, each consisting of one share of common stock and one half of a warrant, and to the incorporation by reference therein of our report dated March 15, 2013, with respect to the financial statements of OXiGENE, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

January 31, 2014